PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:         Owen J. Onsum                                                                                April 30, 2008
President  & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
        (707) 678-3041
First Northern Community Bancorp 1st Quarter Earnings Report

Dixon, California - First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced earnings for the first quarter of 2008.  Owen “John” Onsum, President and Chief Executive Officer, stated, “In spite of the economic woes plaguing financial institutions, we are pleased to be able to say that we posted  positive earnings and gains in our loan portfolio, and only minor declines in our deposits and assets.  While our underlying business remains strong, we have experienced an increase in non-performing loans, and we believe it is prudent at this time to increase our provision for loan losses.  We believe this precautionary action will position us for growth in the long term.  In addition, the quarter was impacted by interest margin compression we’ve experienced with the lowering of rates by the Federal Reserve.  The current environment is challenging; however, based upon available information, we are confident that we have identified our risks and exposure. Times are especially difficult in our industry, not only because of the continued fallout from the sub-prime lending practices by larger institutions and mortgage brokers over the past few years, but many of our business customers are feeling the pinch due to the high prices of fuel, and lackluster consumer spending.  We are staying true to our values and continue to work diligently with our customers and communities to do our part to help weather this storm.  Our company remains well capitalized, our management team has the experience and technical know-how to navigate these choppy waters, and we are working hard to find ways to cut expenses while not impacting customer service.  Also, we are delighted to report that First Northern Bank was announced as a 2007 Premier Performing Bank by The Findley Reports in their April 2008 Banking Newsletter.  This designation indicates the Bank is highly regarded and is recognized throughout the Western United States as a financial institution achieving exceptional performance.”

Total net loans (including loans held-for-sale) at March 31, 2008 were $485.8 million, an increase of $15.4 million, or 3.3% over the first quarter of 2007. Total assets of $680.6 million, decreased $13.4 million or 1.9% compared to March 31, 2007 figures.  During that same period, total deposits decreased $14.1 million, or 2.3%, to $600.6 million.

Net income of $.06 million, down 97.1% from the $2.09 million earned in the same fiscal period last year. (First quarter 2007 net income was increased through a $100 thousand, net of tax, recovery of provision for loan losses from a prior period.  First Quarter 2008 net income was decreased through a $2.16 million net of tax provision for loan losses.) Without the provision for (recovery of) potential loan loss, net income would have been $2.22 million for 2008 and $1.99 million for 2007, an increase of 11.6%.

Diluted earnings per share for the three months ended March 31, 2008 of $0.01, down 95.7% from the $0.23 reported in the same period last year (all 2007 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2008).

Annualized Return on Average Assets for the period ended March 31, 2008 was 0.03%, compared to 1.22% for the same period in 2007.  Annualized Return on Beginning Equity was 0.38%, compared to 13.49% one year ago.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Folsom, and has an SBA Loan Office and full service Trust Department in Sacramento.  The Bank recently announced it will open a full service financial center in the city of Auburn in mid-2008.  First Northern Bank also offers non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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(Business Wire – Northern California)